Exhibit 99.1

                FREDERICK COUNTY BANCORP, INC. REPORTS RESULTS
                           FOR THE FOURTH QUARTER 2006

    FREDERICK, Md., Jan. 12 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (the "Bank"), announced today that, for the quarter ended December 31, 2006, the Company recorded a net profit of $460,000 and diluted earnings per share of $0.30, as compared to the net profit of $508,000 and diluted earnings per share of $0.33 recorded for the fourth quarter of 2005. It should be noted that the reduction in earnings is attributable both to the cost of opening the Bank's two new branches late in the third quarter of 2006 and to margin compression resulting from a very competitive market for loans and deposits. For the full year of 2006, the Company earned $1.92 million with diluted earnings per share of $1.26, exceeding the $1.83 million in earnings and diluted earnings per share of $1.20 for the full year of 2005.

    The Company also reported that, as of December 31, 2006, assets stood at $234.8 million, with deposits of $209.4 million and loans of $173.9 million, representing increases of 13.1%, 10.2%, and 12.0%, respectively, over year-end 2005.

    The Company's wholly-owned subsidiary, Frederick County Bank, was founded in 2001 and now has four branch offices at: 30 West Patrick Street (Frederick), 1595 Opossumtown Pike (Frederick), 200 Commerce Drive (Walkersville) and 6910 Crestwood Boulevard (Frederick).

SOURCE  Frederick County Bancorp, Inc.
    -0-                             01/12/2007
    /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
    /Web site:  http://www.frederickcountybank.com /